Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Stewardship Financial Corporation

We consent to the incorporation by reference in the registration statements Nos. 333-20793, 333-31245 and 333-167373 on Form S-8 and No. 333-204352, on Form S-3 of our report dated March 22, 2017, with respect to the consolidated statements of financial condition of Stewardship Financial Corporation and Subsidiary (the Corporation) as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, which report is included in the December 31, 2016 Annual Report on Form 10-K of Stewardship Financial Corporation.

/s/ KPMG LLP
Short Hills, New Jersey
March 22, 2017